Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	January 17, 2019	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Martye Miller	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS FOURTH QUARTER DISTRIBUTION

DALLAS, TEXAS — Dorchester Minerals, L.P. (NASDAQ:DMLP) announced today the Partnership’s fourth quarter 2018 cash distribution. The distribution of $0.516572 per common unit represents activity for the three-month period ended December 31, 2018 and is payable on February 7, 2019 to common unitholders of record as of January 28, 2019.

Cash receipts attributable to the Partnership’s Royalty Properties during the fourth quarter totaled approximately $12.6 million. These receipts generally reflect oil sales during September 2018 through November 2018 and gas sales during August 2018 through October 2018. Cash receipts attributable to the Partnership’s Net Profits Interests during the fourth quarter totaled approximately $0.6 million. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during August 2018 through October 2018.

Cash receipts attributable to lease bonus and other income during the fourth quarter totaled approximately $6.1 million.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Although a portion of Dorchester Minerals, L.P.’s income may not be effectively connected income and may be subject to alternative withholding procedures, brokers and nominees should treat 100% of Dorchester Minerals, L.P.’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Dorchester Minerals, L.P.’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest marginal rate for individuals or corporations, as applicable. Nominees, and not Dorchester Minerals, L.P., are treated as withholding agents responsible for withholding on distributions received by them on behalf of non-U.S. investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.

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